Exhibit 99.1

Spartan Motors Delivers Strong Fourth Quarter and Full Year 2017 Results

●	Fourth Quarter EPS up 133% to $0.07, Adjusted EPS up 175% to $0.11

●	Full Year EPS up 84% to $0.46, Adjusted EPS up 34% to $0.43

CHARLOTTE, Mich., March 1, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the fourth quarter and full year periods ending December 31, 2017.

Full Year 2017 Highlights

For the full year 2017 compared to the full year 2016:

●	Sales increased $116.3 million, or 19.7%, to $707.1 million from $590.8 million

●	Net income improved $7.3 million, or 85.2%, to $15.9 million, or $0.46 per share, from $8.6 million, or $0.25 per share

●	Adjusted EBITDA increased 37.0% to $31.3 million, or 4.4% of sales, from $22.9 million, or 3.9% of sales

●	Adjusted net income improved 34.5% to $14.9 million, or $0.43 per share, from $11.1 million, or $0.32 per share

●	Emergency Response segment was profitable – achieving $3.2 million of adjusted EBITDA

Fourth Quarter 2017 Highlights

For the fourth quarter of 2017 compared to the fourth quarter of 2016:

●	Sales increased $35.2 million, or 24.1%, to $181.1 million from $145.9 million

●	Gross profit margin improved 130 basis points to 13.6% of sales from 12.3% of sales

●	Net income improved $1.5 million, or 158.9%, to $2.4 million, or $0.07 per share, from $0.9 million, or $0.03 per share

●	Adjusted EBITDA increased 118.3% to $9.3 million, or 5.1% of sales, compared to $4.3 million, or 2.9% of sales

●	Adjusted net income improved 156.4% to $3.9 million, or $0.11 per share from $1.5 million, or $0.04 per share
●	Emergency Response segment was profitable – achieving $2.7 million of adjusted EBITDA

“With our 2017 fourth quarter net income more than doubling, which also marks our eighth consecutive profitable quarter on an adjusted basis, Spartan has successfully completed its turnaround and is now focused on its growth strategy as we move into 2018 and beyond,” said Daryl Adams, Spartan President and Chief Executive Officer. “We can take pride in the strong performance we posted throughout the year, which was based on the actions we took to transition our company to a leader in purpose-built specialty vehicles that is focused on performance and innovation.”

Spartan Motors, Inc.

Full Year 2017 Segment Results

For the full year 2017 compared to the full year 2016:

Fleet Vehicles and Services (FVS)

FVS segment sales decreased 9.8% to $251.1 million from $278.4 million. Revenues declined primarily due to the timing of a large last mile delivery upfit order that did not reoccur in 2017.

Adjusted EBITDA decreased $4.2 million to $27.0 million, or 10.7% of sales, from $31.2 million, or 11.2% of sales, a year ago, primarily due to the nonrecurring last mile delivery upfit order, which was partially offset by operational improvements.

The Segment backlog at December 31, 2017 totaled $267.7 million, up 198.9%, compared to $89.5 million at December 31, 2016 as a result of the previously announced multi-year contract with the United States Postal Service (USPS).

Emergency Response (ER)

ER segment sales increased 65.5% to $302.9 million from $183.0 million. The sales increase reflects increased product optimization resulting from the successful integration of Smeal and rationalization of the Company’s dealer network.

Adjusted EBITDA increased $10.7 million to $3.2 million, or 1.1% of sales, from an adjusted EBITDA loss of $7.5 million a year ago. The increase was primarily the result of increased sales, improved operational performance and warranty cost reduction. Adjusted EBITDA loss in 2016 included adjustments totaling $3.5 million in legacy product recalls.

The Segment backlog at December 31, 2017 totaled $233.6 million, up 67.0%, compared to $139.9 million at December 31, 2016.

Specialty Chassis & Vehicles (SCV)

SCV segment sales increased 17.9% to $158.8 million from $134.8 million. Sales of motorhome chassis increased 27.1% to $124.6 million from $98.0 million, primarily due to increased motorhome shipments year-over-year as a result of market share gains.

Adjusted EBITDA increased $5.8 million to $14.1 million, or 8.9% of sales, from $8.3 million, or 6.2% of sales, a year ago, primarily due to increased sales and improved operational performance.

The Segment backlog at December 31, 2017 totaled $33.8 million, up 68.7%, compared to $20.0 million at December 31, 2016, as a result of increased motorhome orders.

“The performance of each of our business segments was powerful in 2017, but perhaps the most dramatic performance was the turnaround in ER,” continued Adams. “With the integration of Smeal, we were able to grow top-line ER revenue by 66% while improving adjusted EBITDA by nearly $11 million. We continued to make good progress in SCV, with solid growth in revenues and adjusted EBITDA with the introduction of new innovative products and platforms to expand our addressable market and market share in motorhomes. In the FVS business, we saw some topline headwinds in 2017 relating to the timing of follow-on last-mile delivery orders, but we are encouraged with the prospect of significant growth in 2018 with normalized order flow and the addition of the USPS contract, the largest in Spartan’s history.”

2018 Outlook

“We are proud of our financial performance in 2017, which will provide a sound foundation for future long-term growth, increased shareholder value and an acceleration of earnings growth in 2018,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “Our strong financial position will enable Spartan to invest in our future growth in 2018 and beyond by expanding R&D efforts for new product innovations and enhancing our operational competencies, exploring alternative fuel technologies and expanding our manufacturing capabilities at our Ephrata, Pennsylvania facility to meet the growing last mile delivery demand. With each of our business segments now profitable, we expect our incremental investments and the new USPS order to drive additional revenues, positioning Spartan to achieve its financial objectives in 2020.”

Outlook for full year 2018 is expected to be as follows:

●	Revenue to be in the range of $790.0 - $815.0 million
●	Net income of $18.8 - $21.0 million
●	Adjusted EBITDA of $39.0 - $42.0 million
●	Effective tax rate of approximately 28%
●	Earnings per share of $0.54 - $0.60, assuming approximately 35.3 million shares outstanding
●	Adjusted earnings per share of $0.56 - $0.62

Adams concluded, “It’s an exciting time for Spartan Motors, as we have worked as a team to bring significant change and improved financial performance to our Company. Exceeding our targets for the fourth quarter and full year 2017 is about more than hitting our numbers.  It’s proof positive that the changes we made to execute the turnaround and position Spartan for a future of sustainable, profitable growth continue to pay dividends. We have a formula in place that has successfully driven operational improvements within each of our business units. We will continue to apply this winning formula, as we aggressively take the turn into growth mode. We are confident that the near-term investments we’ll make, coupled with the momentum achieved over the past two years, will have a positive impact in 2018 and beyond.”

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted adjusted EBITDA, and forecasted adjusted earnings per share, which are all non-GAAP financial measures. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this release such items include expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to product recall campaigns, non-cash charges related to the impairment of  assets, expenses related to business acquisition activities, the impact of the step-up in inventory value associated with the recent business acquisition, and the impact of the business acquisition on the timing of chassis revenue recognition.

We present the non-GAAP measures adjusted EBITDA, adjusted net income and adjusted earnings per share because we consider them to be important supplemental measures of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer term operating trends. The presentation of adjusted net income and adjusted earnings per share enables investors to better understand our operations by removing the impact of tax adjustments, including the impact that our deferred tax asset valuation allowance that we recorded in 2015 has had on our tax expense and net income in 2015 and subsequent periods, the impact of a tax deduction for the write-off of an investment in a subsidiary, the impact of the Tax Cuts and Jobs Act on tax expense recorded in 2017, and other items that we believe are not indicative of our longer term operating trends. We believe these measures to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting these non-GAAP measures is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of these non-GAAP measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of these disclosures.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. In addition, non-GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, and comparing our financial performance with our peers. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual and long-term incentive compensation for our management team.

Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Spartan Motors, Inc.	2017	% of sales	2016	% of sales	2017	% of sales	2016	% of sales
Net income	$2,439	1.3%	$942	0.6%	$15,935	2.3%	$8,610	1.5%
Add (subtract):
Restructuring	52		224		1,252		1,095
Intercompany chassis impact	-		-		2,073		-
Asset impairment	-		-		-		406
Acquisition inventory adjustment	-		-		189		-
Recall expense	-		-		(368)		3,457
Joint venture expenses	-		1		1		7
Acquisition related expenses	269		723		1,354		882
Deferred tax asset adjustment	2,569		(282)		(3,260)		(2,932)
Tax benefit of stock write-off	(966)		-		(966)		-
Tax effect of adjustments	(506)		(104)		(1,323)		(460)
Adjusted net income	$3,857	2.1%	$1,504	1.0%	$14,887	2.1%	$11,065	1.9%

Net income	$2,439	1.3%	$942	0.6%	$15,935	2.3%	$8,610	1.5%
Add (subtract):
Depreciation and amortization	2,602		2,161		9,937		7,903
Taxes on income	3,651		111		90		100
Interest expense	282		96		864		410
EBITDA	$8,974	5.0%	$3,310	2.3%	$26,826	3.8%	$17,023	2.9%

Add (subtract):
Restructuring	52		224		1,252		1,095
Intercompany chassis impact	-		-		2,073		-
Asset impairment	-		-		-		406
Acquisition inventory adjustment	-		-		189		-
Recall expense	-		-		(368)		3,457
Joint venture expenses	-		1		1		7
Acquisition related expenses	269		723		1,354		882
Adjusted EBITDA	$9,295	5.1%	$4,258	2.9%	$31,327	4.4%	$22,870	3.9%

Diluted net earnings per share	$0.07		$0.03		$0.46		$0.25
Add (subtract):
Restructuring	-		-		0.04		0.03
Intercompany chassis impact	-		-		0.06		-
Asset impairment	-		-		-		0.01
Acquisition inventory adjustment	-		-		0.01		-
Recall expense	-		-		(0.01)		0.10
Acquisition related expenses	0.01		0.02		0.04		0.03
Deferred tax asset adjustment	0.07		(0.01)		(0.10)		(0.09)
Tax benefit of stock write-off	(0.03)		-		(0.03)		-
Tax effect of adjustments	(0.01)		-		(0.04)		(0.01)
Adjusted Diluted net earnings per share	$0.11		$0.04		$0.43		$0.32

Financial Summary (Non-GAAP)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Total segment adjusted EBITDA	$13,047	$6,545	$44,208	$32,029
Add (subtract):
Interest expense	(282)	(96)	(864)	(410)
Depreciation and amortization	(2,602)	(2,162)	(9,937)	(7,903)
Restructuring expense	(52)	(224)	(1,252)	(1,095)
Acquisition expense	(269)	(723)	(1,354)	(882)
Impact of chassis shipments to Smeal	-	-	(2,073)	-
Recall expense	-	-	368	(3,457)
Impact of inventory fair value step-up	-	-	(189)	-
Joint venture expenses	-	(1)	(2)	(14)
Asset impairment	-	-	-	(406)
NHTSA settlement	-	-	-	-
Unallocated corporate expenses	(3,752)	(2,287)	(12,881)	(9,159)

Consolidated income before taxes	$6,090	$1,052	$16,024	$8,703

Fleet Vehicles and Services Segment

(In thousands, unaudited)

	Three Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income attributable to Fleet Vehicles and Services	$4,933	7.6%	$6,823	10.1%
Add (subtract):
Depreciation and amortization	743		806
Interest expense	80		53
Earnings before interest, taxes, depreciation and amortization	$5,756	8.9%	$7,682	11.4%

Earnings before interest, taxes, depreciation and amortization	$5,756		$7,682
Restructuring charges	-		-
Adjusted earnings before interest, taxes, depreciation and amortization	$5,756	8.9%	$7,682	11.4%

Emergency Response Vehicles Segment
(In thousands, unaudited)

	Three Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Emergency Response	$2,004	2.6%	$(3,748)	-7.9%
Add (subtract):
Depreciation and amortization	631		507
Taxes on income	-		-
Earnings (loss) before interest, taxes, depreciation and amortization	$2,635	3.5%	$(3,241)	-6.8%

Earnings (loss) before interest, taxes, depreciation and amortization	$2,635		$(3,241)
Restructuring charges	44		224
Intercompany chassis impact	-		-
Recall expense	-		-
JV expenses	-		1
Adjusted earnings (loss) before interest, taxes, depreciation and amortization	$2,679	3.5%	$(3,016)	-6.4%

Specialty Chassis and Vehicles Segment
(In thousands, unaudited)

	Three Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income attributable to Specialty Chassis and Vehicles	$4,232	10.3%	$1,659	5.1%
Add (subtract):
Depreciation and amortization	373		219
Earnings before interest, taxes, depreciation and amortization	$4,605	11.2%	$1,878	5.7%

Earnings before interest, taxes, depreciation and amortization	$4,605		$1,878
Restructuring charges	7		-
Adjusted earnings before interest, taxes, depreciation and amortization	$4,612	11.2%	$1,878	5.7%

Fleet Vehicles and Services Segment
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income attributable to Fleet Vehicles and Services	$22,797	9.1%	$27,890	10.0%
Add (subtract):
Depreciation and amortization	3,361		3,185
Interest expense	156		162
Earnings before interest, taxes, depreciation and amortization	$26,314	10.5%	$31,237	11.2%

Earnings before interest, taxes, depreciation and amortization	$26,314		$31,237
Restructuring charges	644		-
Adjusted earnings before interest, taxes, depreciation and amortization	$26,958	10.7%	$31,237	11.2%

Emergency Response Vehicles Segment
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Emergency Response	$(1,499)	-0.5%	$(13,720)	-7.5%
Add (subtract):
Depreciation and amortization	2,342		1,143
Taxes on income	-		70
Earnings (loss) before interest, taxes, depreciation and amortization	$843	0.3%	$(12,507)	-6.8%

Earnings (loss) before interest, taxes, depreciation and amortization	$843		$(12,507)
Restructuring charges	454		1,095
Intercompany chassis impact	2,073		-
Asset impairment	-		406
Acquisition inventory adjustment	189		-
Recall expense	(368)		3,457
JV expenses	1		7
Adjusted earnings (loss) before interest, taxes, depreciation and amortization	$3,192	1.1%	$(7,542)	-4.1%

Specialty Chassis and Vehicles Segment
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2017	% of sales	2016	% of sales
Net income attributable to Specialty Chassis and Vehicles	$12,642	8.0%	$7,545	5.6%
Add (subtract):
Depreciation and amortization	1,314		789
Earnings before interest, taxes, depreciation and amortization	$13,956	8.8%	$8,334	6.2%

Earnings before interest, taxes, depreciation and amortization	$13,956		$8,334
Restructuring charges	102		-
Adjusted earnings before interest, taxes, depreciation and amortization	$14,058	8.9%	$8,334	6.2%

Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2018
	Low	Mid	High
Net income	$18,842	$19,903	$20,963
Add:
Depreciation and amortization	11,672	11,672	11,672
Interest expense	427	455	483
Taxes	7,309	7,720	8,132
EBITDA	$38,250	$39,750	$41,250

Add (subtract):
Restructuring charges	750	750	750
Adjusted EBITDA	$39,000	$40,500	$42,000

Earnings per share	$0.54	$0.57	$0.60
Add:
Restructuring charges	0.02	0.02	0.02
Less tax effect of adjustments	-	-	-
Adjusted earnings per share	$0.56	$0.59	$0.62

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10116962

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Juris Pagrabs, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$33,523	$32,041
Accounts receivable, less allowance of $139 and $487	83,147	65,441
Inventories	77,692	58,896
Income taxes receivable	-	1,287
Other current assets	4,425	4,526
Total current assets	198,787	162,191

Property, plant and equipment, net	55,177	53,116
Goodwill	27,417	15,961
Intangible assets, net	9,427	6,385
Deferred tax asset, net	7,284	3,310
Other assets	3,072	2,331
TOTAL ASSETS	$301,164	$243,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$40,643	$31,336
Accrued warranty	18,268	19,334
Accrued compensation and related taxes	13,264	13,188
Deposits from customers	25,422	16,142
Other current liabilities and accrued expenses	12,071	7,659
Current portion of long-term debt	64	65
Total current liabilities	109,732	87,724

Long-term debt, less current portion	17,925	74
Other non-current liabilities	5,238	2,544
Total liabilities	132,895	90,342
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,097 and 34,383 outstanding	351	344
Additional paid in capital	79,721	76,837
Retained earnings	88,855	76,428
Total Spartan Motors, Inc. shareholders' equity	168,927	153,609
Non-controlling interest	(658)	(657)
Total shareholders' equity	168,269	152,952
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$301,164	$243,294

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Sales	$181,068	$145,850	$707,098	$590,777
Cost of products sold	156,327	127,907	617,655	518,113
Restructuring charges	52	53	208	136

Gross profit	24,689	17,890	89,235	72,528

Operating expenses:
Research and development	1,258	2,363	6,523	6,772
Selling, general and administrative	17,336	14,391	65,497	56,172
Restructuring charges	-	171	1,044	959

Total operating expenses	18,594	16,925	73,064	63,903

Operating income	6,095	965	16,171	8,625

Other income (expense):
Interest expense	(282)	(96)	(864)	(410)
Interest and other income	277	183	717	488
Total other income (expense)	(5)	87	(147)	78

Income before taxes	6,090	1,052	16,024	8,703

Income tax expense	3,651	111	90	100

Net Income	2,439	941	15,934	8,603

Less: net loss attributable to non-controlling interest	-	(1)	(1)	(7)

Net income attributable to Spartan Motors Inc.	$2,439	$942	$15,935	$8,610

Basic net earnings per share	$0.07	$0.03	$0.46	$0.25

Diluted net earnings per share	$0.07	$0.03	$0.46	$0.25

Basic weighted average common shares outstanding	35,117	34,417	34,949	34,405

Diluted weighted average common shares outstanding	35,117	34,417	34,949	34,405

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$207,666	$-	$5,657	$(5,657)	$207,666
Emergency response vehicle sales	-	293,559	-	-	293,559
Motorhome chassis sales	-	-	124,584	-	124,584
Other specialty chassis and vehicles	-	-	18,416	-	18,416
Aftermarket parts and assemblies	43,429	9,291	10,153	-	62,873
Total Sales	$251,095	$302,850	$158,810	$(5,657)	$707,098

Adjusted EBITDA	$26,958	$3,192	$14,058	$(12,881)	$31,327

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Year Ended December 31, 2016 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$206,248	$-	$5,347	$(5,347)	$206,248
Emergency response vehicles sales	-	175,730	-	-	175,730
Motorhome chassis sales	-	-	97,999	-	97,999
Other specialty chassis and vehicles	-	-	21,074	-	21,074
Aftermarket parts and assemblies	72,141	7,251	10,334	-	89,726
Total Sales	$278,389	$182,981	$134,754	$(5,347)	$590,777

Adjusted EBITDA	$31,237	$(7,542)	$8,334	$(9,159)	$22,870

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2017 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$53,488	$-	$918	$(918)	$53,488
Emergency response vehicles sales	-	73,448	-	-	73,448
Motorhome chassis sales	-	-	33,303	-	33,303
Other specialty chassis and vehicles	-	-	4,663	-	4,663
Aftermarket parts and assemblies	11,520	2,480	2,166	-	16,166
Total Sales	$65,008	$75,928	$41,050	$(918)	$181,068

Adjusted EBITDA	$5,756	$2,679	$4,612	$(3,752)	$9,295

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended December 31, 2016 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Emergency Response	Specialty Chassis & Vehicles	Other	Consolidated
Fleet vehicle sales	$51,475	$-	$1,667	$(1,667)	$51,475
Emergency response vehicle sales	-	45,651	-	-	45,651
Motorhome chassis sales	-	-	24,745	-	24,745
Other specialty chassis and vehicles	-	-	4,351	-	4,351
Aftermarket parts and assemblies	15,848	1,696	2,084	-	19,628
Total Sales	$67,323	$47,347	$32,847	$(1,667)	$145,850

Adjusted EBITDA	$7,682	$(3,016)	$1,878	$(2,286)	$4,258

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Dec 31, 2017	Sept. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Fleet Vehicles and Services*	$267,698	$292,540	$131,280	$113,960	$89,549

Emergency Response Vehicles*	233,583	213,334	214,794	214,463	139,870

Motorhome Chassis *	33,191	31,179	25,823	21,772	18,749
Aftermarket Parts and Accessories	615	694	892	1,075	1,288
Total Specialty Chassis & Vehicles	33,806	31,873	26,715	22,847	20,037

Total Backlog	$535,087	$537,747	$372,789	$351,270	$249,456

* Anticipated time to fill backlog orders at December 31, 2017; 4 months or less for fleet vehicles and services, except for the USPS truck body order which will be fulfilled throughout 2018 and 2019; 12 months or less for emergency response vehicles; 3 months or less for motorhome chassis; and 1 month or less for other products.